Exhibit 99.2

CASCADE CORPORATION, #4489901

CASCADE CORPORATION Q3 FY 2012 EARNINGS CALL

December 1, 2011, 5:00 PM ET

Chairperson: Robert Warren (Mgmt.)

Operator:	Good afternoon, ladies and gentlemen, and welcome to the Cascade Corporation third quarter and fiscal year 2012 earnings call. At this time, all participants are in a listen-only mode. Following the presentation, instructions will be given for the question-and-answer session. If anyone should need assistance at any time during the conference, please press the star, followed by the zero. As a reminder, this conference is being recorded on Thursday, December 1, 2011.

I would now like to turn the conference over to Robert Warren, President and CEO of Cascade Corporation. Please go ahead, sir.

Robert Warren:	Thank you. Good afternoon, everyone, and welcome to today’s call. Andy Anderson, our Chief Operating Officer, and Joe Pointer, our Chief Financial Officer, are here with me.

For those of you who are unfamiliar with Cascade, I’d like to give you a brief overview. We operate globally with about 1,900 employees working in 26 locations in 17 countries. We manufacture devices primarily for industrial trucks, most commonly called lift trucks, or forklifts. These products, which are used in nearly every industry worldwide that uses lift trucks, allow the lift truck to carry, position, and deposit various types of loads. A smaller portion of our products are for construction vehicles, such as tool carriers and skid steer loaders. Approximately 60% of our products are sold through retail dealers. The remaining products are sold directly to global manufacturers, names such as Hyster, Toyota, Kion, Mitsubishi, Yale, Komatsu, Hefei, Caterpillar, and Nissan.

I would now like to turn the call over to Joe for a recap of our third quarter results.

Joe Pointer:	Thank you, Bob. I’d like to remind everyone that during the course of this call we may make forward-looking statements. Participants are cautioned that these forward-looking statements, including statements about our anticipated revenues, costs, earnings, and cash flows are subject to a number of risks and uncertainties that could cause our actual future results to differ materially. Additional information regarding these risks and uncertainties is described in our Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission We cannot provide any assurance that future results will meet expectations. In addition, historical information should not be considered an indicator of future performance. We disclaim any obligation to provide updates to any comments made on this call or report any changes in business conditions or expectations.

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In our comments all percentage comparisons to prior periods will exclude the impact of changes in foreign currencies.

Our consolidated net sales for the third quarter were 138 million, a 25% increase compared to the prior year. Global lift truck shipments were up 28% during the same period. All regions experience significant increases in lift truck shipments due to the strength of global lift truck markets.

Operating income of 23.4 million in the third quarter is 46% higher than operating income in the prior year. This is primarily due to increased shipment volume.

We had net income for the third quarter of almost $20 million compared to $9 million in the prior year. As I will discuss a bit later, approximately 3.6 million of the increase of net income relates to the release of a valuation allowance against deferred tax assets in the quarter.

Diluted earnings per share were $1.74 compared to $0.79 in the prior year. The release of valuation allowances increased diluted earnings per share by $0.32 in the third quarter of this year.

I would now like to spend a few minutes discussing our regional results. Sales in the Americas increased 36% compared to the prior year due to higher sales volumes as a result of a strong lift truck market and sales price increases. Our gross profit percentage was 33% in the third quarter, which is a slight increase from 32% in the prior year. This increase is due to the benefit of additional fixed cost absorption due to higher sales volumes and sales price increases. This was partially offset by increases in material and other costs.

Operating income in the Americas increased from 8.6 million in the prior year to 14.1 million in the current year primarily due to increased sales volumes and price increases which were offset by higher selling and administrative costs.

Turning to Europe, our third quarter results included 1 million of operating income on sales of 27.2 million. This compares to a loss of 810,000 in the third quarter of last year.

Our sales in Europe increased 15% in comparison with the prior year. The increase is due to higher sales volumes as a result of a stronger lift truck market and sales price increases for certain products. Our European gross profit percentage was 21% during the third quarter of fiscal 2012. This was a result of our restructuring efforts in recent years, which have reduced our overall cost structure, increased cost absorption due to higher sales volume, a shift in sourcing more products from China, and sales price increases.

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Asia-Pacific experienced a 13% increase in sales. This region has benefitted significantly from increases in sales volumes as a result of strong lift truck markets. Our gross profit increased compared to the prior year due to higher sales volumes and the weakening of the U.S. dollar against local currencies in Japan and Australia, which has lowered the cost of their U.S. and China-sourced purchases.

China’s sales increased 12% compared to the prior year due to the continued growth of the Chinese economy and a strong lift truck market. The gross profit percentage in China is lower in the current year due to product mix and competitive pricing reductions. This is consistent with our expectations, as we had stated in recently quarterly calls.

On a consolidated level, the increase in SG&A for the third quarter is due primarily to fluctuations in foreign currency rates, additional professional fees, local business taxes in China, and higher IT consulting, marketing, and warranty costs. Our warranty costs are in line with historical levels and reflect an increase due to higher sales volumes. Going forward, we would expect SG&A costs to be relatively consistent with the third quarter.

Regarding income taxes, our effective tax rate was 15% during the third quarter in comparison to 41% in the prior year. The current year decrease is primarily a result of the release of 3.6 million of valuation allowances against a deferred tax asset in the Netherlands and income in Europe during the current year, which was offset by historical losses, resulting in no tax expense. The prior year rate includes losses in Europe for which a tax benefit could not be recorded.

During the third quarter, we booked a partial lease valuation allowances which were previously recorded against deferred tax assets related to operating losses in the Netherlands. We had recorded these allowances due to a sustained history of operating losses up to and through the global economic recession. In fiscal 2010 we restructured our business in the Netherlands by closing our manufacturing facility and reducing our headcount of administrative staff. Our operations remaining in the Netherlands includes our European parts business and a regional sales team. Since the restructuring of this business has generated—since then, the restructuring of this business has generated operating income.

With the improved financial performance in the Netherlands and (inaudible) final restructuring of our sales model in the third quarter, we now believe we are in a position to realize some level of future taxable income in the Netherlands through 2019 when the net operating loss carry-forwards expire. As this was based on projected income through fiscal 2019, we will be reviewing our assumptions periodically and modifying the remaining valuation allowance as necessary. This could lead to some future volatility in our effective tax rate, depending on future performance and other changes to our business. At the present time, I would anticipate our tax rate for the upcoming fourth quarter to be approximately 32%.

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Depreciation and amortization expense for the quarter was $3 million, and our capital expenditures were $3 million. This year our capital expenditures have included additional amounts for deferred maintenance at various locations, some expansion of our fourth production capacity in China, replacement of machinery and equipment damaged in the flood in Australia, and other general equipment upgrades. For the remainder of the year, our capital expenditures are estimated to be $4 million. With the 9 million of expenditures we have made in the first three quarters, that would total $13 million of estimated capital expenditures for the year.

Now, turning to the balance sheet. Our outstanding debt decreased $26 million during the third quarter due to income from operations and the application of cash from repatriated overseas profits in China. As of October 31st, our cash balance was approximately $20 million and our outstanding debt was 23 million. Given our current projected liquidity position, we are evaluating various strategic opportunities. Our main focus to date has been the growth of our core business within the lift truck and construction equipment industries. Our Board of Directors will continue to review our dividend policy periodically in light of our cash flows and operating results.

Now, I’d like to turn the call over to Bob for a discussion of the current market trends.

Robert Warren:	Thank you, Joe. I would like to focus my comments on the call today to matters related to the trends in the lift truck market. Our business has not always correlated directly in the short term with the lift truck market, but it does give us a good indication of upcoming trends.

Third quarter global lift truck shipments in comparison to the prior year increased 28%, which was in line with the 25% increase in sales we experienced without foreign currency changes in the quarter. Current orders, which can give us some limited visibility into upcoming business levels, are moderating somewhat from earlier in the year. This would seem to point to a slightly lower level of business going forward in the fourth quarter.

Also, our fourth quarter will be impacted by a one-week holiday shutdown that reduces the number of working days. Following the fourth quarter of the prior year, increased demand from the market offset any decreases due to the holiday shutdown. At this time, I don’t anticipate that occurring in the fourth quarter of this year.

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This concludes our prepared remarks. We are now ready to open the call to your questions.

Operator:	Thank you, sir. Ladies and gentlemen, at this time, I would like to begin the question-and-answer session. If you have a question, please press the star, followed by the one, on your pushbutton phone. If you would like to decline from the polling process, please press the star, followed by the two. You will hear a three-tone prompt acknowledging your selection. Your questions will be polled in the order they are received. And as a reminder, if you are using speaker equipment, you’ll need to lift the handset before pressing the numbers. One moment, please, for our first question.

Our first question comes from the line of Arnie Ursaner with CJS Securities. Please go ahead.

Arnie Ursaner:	Hi, good afternoon. Congratulations on the quarter.

Robert Warren:	Thanks, Arnie.

Arnie Ursaner:	My first question is you mentioned a partial release of the allowances. What is the remaining total that you have available that can be released?

Joe Pointer:	Related to the Netherlands, it’s about another $6 million.

Arnie Ursaner:	Okay. Are there other territories where you have allowances that could also reverse at some point?

Joe Pointer:	Yes, there—we have pretty much throughout Europe, the United Kingdom, Germany, France, and Italy all have valuation allowances.

Arnie Ursaner:	Okay. My second question, last quarter you had talked about approximately a million or so of expenses, development expenses and other items that were somewhat non-recurring that impacted margins. Did you have any similar level this quarter, or could you perhaps update us a little on that?

Joe Pointer:	Yes, I don’t believe there are any that I can make note of for this quarter.

Arnie Ursaner:	Okay. And Joe, you’d mentioned a very—you know, one of those things that people catch—that catches people’s ear. You’re evaluating strategic opportunities. You’ve obviously gotten as close as one would want you to be to a net cash position and you certainly, barring something, will be one next quarter. Can you just share some of the thinking about perhaps at the Board level of what these might include? Are you suggesting acquisitions, share buybacks, further dividends? Give us some ideas of what you’re thinking.

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Robert Warren:	Arnie, I’ll field that one. The Board certainly is looking at a variety of ones. I think the one that we did four years ago, the share buyback, given the size of our float is not very attractive to us. Certainly, they’ve been reviewing their dividend policy. But, you know, the preference would be, given what we earn, it would be much preferred if we could find something that fit with our capabilities and was accretive to our current operations. I think most of the opportunities, they deal with either internal growth, which we’re certainly looking at expansion in some of the emerging markets, Russia, South America, India—we’re fully invested in our Chinese operation, obviously—but we’re pursuing those fairly aggressively. Some of the other acquisitions that we have viewed and are continuing viewing and working on are more in our core focus of things that would be more aligned with the majority of our business.

Arnie Ursaner:	I have a few others, but I’ll follow up later. I’ll get back in queue. Thanks.

Robert Warren:	Thanks, Arnie.

Operator:	Our next question comes from the line of Sean Williams with BB&T Capital Markets. Please go ahead.

Sean Williams:	Hi, good afternoon.

Robert Warren:	Good afternoon, Sean.

Sean Williams:	I wonder if you guys could just maybe go through the regions and kind of maybe rank order, I don’t know, from strongest to weakest, you know, kind of how you see the regions. My concern would just be that, you know, with the older activity kind of falling off here a little bit versus the shipment, what we’re looking at over the next six to 12 months. I wonder if you just—could you talk about obviously we’re seeing a lot of headlines out there out of Europe. Could you just talk about what you’re hearing from your customers? How is that translating?

Robert Warren:	Of our four main areas, Sean, Europe is probably seeing a higher level of modification in their original forecast, the OEMs, for next year. On the whole, you know, there’s some fourth quarter effect out of Europe given that they had stronger forecasts towards the end of the year and so they’re moving through some of their inventory they had that’s affecting us less, maybe given our total OEM share market in Europe than some of our competition.

North America still—it seems to be running fairly strongly. If there’s been modification that we’ve seen, it’s really relatively flat. That’s—we’re pretty much hearing for what the OEMs are talking about next year, maybe 5% could be softening, but nobody really knows at this time.

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Asia-Pacific seems to be doing quite well, and the order rates in Japan, Australia are doing quite well. And that seems to be the one that’s holding up the strongest right now.

China certainly the last two quarters has shown a leveling out of their quarter rate in the lift truck market, but we’re hearing that the industry is forecasting still a reasonably strong next year of the 10 to 15%. So it’s going to be hard to gainsay how the Chinese are going to get through some of their own fiscal issues. It looks like they’re moving towards maybe a more soft landing, and that’s what the industry is anticipating right now.

The caveat obviously is that we’re all reading the same material. We watch the market respond in fear and read every day, trying to figure out what is going to happen going forward. Obviously, we’re not immune in the capital goods industry to general sentiment of what’s happening in global financial markets.

Sean Williams:	Where are you seeing the most pricing pressure right now? I mean it sounds like you’re actually seeing quite a bit in China, you know, despite the strong growth. I mean, is that where you’re seeing the most pressure, you know, not Europe or actually seeing, I guess, the most significant macro headwinds? Is that fair?

Robert Warren:	You know, Europe’s always, given the number of competitors, had a selling margin issue, which we’ve tried working on a number of different ways. Certainly I would say it is less the current competition in China that’s forcing our margins down as much as we believe that some of the margins we had previously weren’t sustainable if we wanted to remain in a market leadership in that market and not create such an umbrella for potential competition. So we have been moving, trying to balance out what is a sustainable margin with the increased business at the same time ensuring that we’re not leaving orders on the table that we should be aggressively going after.

Sean Williams:	Well, you bring up a good point. I mean we’ve seen gross margins in China—I go back to January of 2010, I mean you actually did a 38% gross margin. We’ve been sliding since then. We’re now at kind of a 26.5% gross margin. Help me think about where we go from here. I mean even in a scenario where we have actually like a flat market next year in China, even if volumes are kind of flat, do we give up another 10% in gross margin? Do we give up another 1% in gross margin? Where—are we at that equilibrium level yet?

Robert Warren:	Sean, one of the things that’s affected that move in gross margin was the increase in OEM fork shipments out of Europe as we ramped up a second line in China and that was moving into Europe. Obviously, those margins, which are calculated at an inter-company rate on the—between entities, diluted that gross profit margin. I think your broader question is that Chinese—direct Chinese without exports either to Asia or Europe and factoring differences between our margin of our attachment and forks. What does our attachment business margin look like? We believe that it’s going to pretty much flatten out from this point. We believe we are remaining competitive in the market and we would like to offset any further need to look for that equilibrium with more efficiency as we’ve been moving to go to local sourcing on some of the items that have been coming out of the U.S. and also taking advantage of the increased volume in the market.

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Sean Williams:	Okay, and then maybe one more question before I get back in queue. It looks like, you know, Nissan and Hitachi are going to be pairing up on the forklift side. Does that have any effect on you guys good or bad? Are they major customers now, or could they become major customers?

Robert Warren:	I—we looked at—somebody looked at this. I actually think it’s a good sign. As they stated in their press releases, it’s very hard for them to stay competitive, particularly in their home market and in Japan with the level of business. And given all the regulations on environmental and engineering, this is good news for us. We have good relations with both OEMs in the main market for Nissan, which is all the major markets, Europe, North America, and Japan, and TCM’s main market, which is North America and Japan. But this shouldn’t affect us adversely at all, and we certainly look forward to supporting the new company and their combined operation.

Sean Williams:	Okay, thanks a lot, guys. I’ll get back in queue. Congratulations on the quarter.

Robert Warren:	Thanks, Sean.

Operator:	And our next question comes from the line of Kevin Casey with KC Capital. Please go ahead.

Kevin Casey:	Hi, guys, a couple questions. One, when you talk about the moderation of the business, you’re talking about the growth rate moderating or the actual sales level or even the growth rate year-over-year or quarterly?

Robert Warren:	Well, certainly, the year-over-year from last year it’s moderating from the level of growth. Looking at the lift truck shipments, it’s in some of these markets just flattening out, I think waiting to try to figure out what’s be going on next year. You know, our sales do follow pretty closely to the lift truck order rate, so we’re also anticipating other than our fourth quarter normal reduction in shipping days we’re looking at a bottom—an equilibrium at this level. There could be some minor differences up or down, but not significant right now.

Kevin Casey:	Okay. Then let’s assume there is a downturn. Talk about how you’re positioned today versus a few years ago and, you know, what are the major changes.

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Robert Warren:	Obviously, who isn’t looking? And given the news you hear every day, we certainly have viewed where our global staffing levels are and what sort of leverage that would mean for us. We came back into this upturn with a fairly healthy downturn that we took care of, so we feel on a staffing level and capacity level we’re not going to be out of balance with reasonable projections of what that could look like in comparison to ’09. Certainly what major restructuring we did with the large hole we were in Europe has put us in much better stead. Our balance sheet is in good shape. So as we look forward, we think we’re in remarkably better shape should the global economy go into recession again compared to where we were three years ago.

Kevin Casey:	And then what is normal capex before some sort of strategic plan growing in one of those other markets—emerging markets?

Robert Warren:	You know, I think probably going forward it would—the markets we’re talking about right now, 12 to 14 million.

Kevin Casey:	Okay, so this year’s not abnormally high.

Robert Warren:	No. Other than we had in Australia, no, it wasn’t.

Kevin Casey:	Okay. This is like the normal run rate.

Robert Warren:	We had a little in the first quarter because we had some deferred maintenance, and there are other opportunities that we get a nice return for. There’s a fairly stringent process to review what kind of return we would get for capital invested for cost reduction.

Kevin Casey:	Great. Thanks.

Robert Warren:	Thanks.

Operator:	Our next question comes from the line of JB Groh with DA Davidson. Please go ahead.

JB Groh:	Good afternoon, guys.

Robert Warren:	Hey, JB.

JB Groh:	Congratulations on the numbers. I had a question on the price increase, and I apologize if you mentioned this before. Was that just in North America, and was that implemented through and through the whole quarter, was it not? Or help us understand timing and regions there.

Robert Warren:	It was both Europe and North America. We had, I think, some price increases in Asia-Pacific; very little in China. I think we still have some increases that will be coming through that are in our third quarter numbers in North America. We are anticipating some increases next year but basically not significant. We’re seeing very little pressure on our cost side. Steel has obviously flattened out. We haven’t seen any reductions, but some of the anticipated increase seems to have been pushed off into the future. So right now we don’t see any real need for looking at large increases going forward and I don’t think we’re going to see much of a benefit further going forward from the ones we had in the past.

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JB Groh:	I was just curious as to how sort of the economic environment, you know, somewhat limits your ability, I guess, to get price. Can you maybe give me your comments on that?

Robert Warren:	You know, we tend to try to look at what the lift truck OEMs feel the market’s capable of absorbing; a lot of our customers, obviously the OEMs, too, so we sort of look at that in the market and the general health of it. The lift truck market this past year has recovered very nicely and so it’s offered a nice opportunity to cover our cost or recover margins that we had slipped on in the last previous two years.

So I would say we’re sort of at an equilibrium right now on those margins that we would like to improve. Certainly Europe, we’re constantly looking at ways that we can improve our margin in a market that has traditionally been very compressed.

JB Groh:	Okay. Hey, thanks for your time and congratulations on the quarter.

Robert Warren:	Thank you.

Operator:	And once again, ladies and gentlemen, if you’d like to ask a question, please press star, one, at this time.

Our next question comes from the line—it’s a follow-up from the line of Arnie Ursaner with CJS Securities.

Arnie Ursaner:	A couple of follow-ups, if I can. Your inventories are relatively high. Can you give us a little feel for the composition of those and what we should expect in Q4 in terms of either reductions and the cash flow impact it might have?

Joe Pointer:	I think the inventories, the primary item relates to some forks in Europe with—coming from China there, so we’ll probably be working off a little of that. I wouldn’t expect any significant increases in inventory into the fourth quarter or early next year. From a working capital perspective, I don’t think there’s going to be any (inaudible) to that.

Arnie Ursaner:	Okay. Bob, in the earlier months you indicated as you—you have a normal seasonality where you can lose anywhere from five to 10 working days in Q4 for holidays and other reasons. You seemed to go out of your way to highlight that a plant would close for a week. Were you suggesting it will be closer to the 10 days for various holiday and other reasons, or did I misinterpret the way you were trying to present that?

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Robert Warren:	It’s closer to the 10 days, which is, you know, North America and, obviously, Europe. It’s not the case, I think right now, in Europe or Verona. I think they are going to not take the full time off. Asia doesn’t observe that at all, so obviously, it’s a mix.

Arnie Ursaner:	Okay. And then a couple of things about Europe. Just the first question I have is your margin in Q3 versus Q2 declined from about 6% to 4%. And again, it’s a wonderful improvement from the past. Obviously, it includes the month of August, which usually is pretty slow. How should we think about Q4 margins?

Robert Warren:	So Andy and I are getting hard of hearing. We were looking at each other and going, huh? No, he was asking about the margin compression in Europe from 6 to 4%.

Joe Pointer:	Operating income.

Andy Anderson:	The margin compression, Arnie, is coming from two things, which are being fixed as we speak. The anticipated and projected upturn in the European market by the OEMs did not take place, and we staffed up a little ahead of that in order to meet a demand that was being given to us that we didn’t realize. And so we had personnel costs in both the Verona and the Manchester facilities that were a little above, and they’re being—most of those people are on contracts or (audio interference) anyway, and we’re making those reductions or have—and/or have made them already.

Arnie Ursaner:	Well, the question I have in there is trying to get a feel for how should we think about Q4 margin. Is it—do you expect it to be higher or lower than the 4% you had this quarter?

Joe Pointer:	It might be a little lower, just strictly because we’ve weeded out some of those costs and just the volume being off a little bit with less working days.

Arnie Ursaner:	And in Q3 you had—or in Q2 you had indicated revenues in Europe might be slower than the industry in the region because you had raised prices, you had customers who were resisting that, and you were willing to let them go because you weren’t getting the return. Yet your revenues in Europe were pretty strong. Did you, in fact, see the revenue decline you thought you would see, or did you give up some price to get it?

Robert Warren:	We definitely, you know, saw a great market in Europe. The lift truck market itself was excellent. But we did, you know, decide where we felt we had sustainable margins that we were willing to take other business, specifically in some of the OEM fork business.

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Joe Pointer:	But I think overall it was pretty much in line with what we expected. We didn’t expect to see it dropping off a cliff.

Arnie Ursaner:	Well, you had one sentence in your prepared press release that caused at least one client to give me a call, so I might as well ask you about it. And it’s in the European piece where you say “Given the current economic uncertainty in Europe, we’re unable to predict how this may affect our future financial performance.” I’ve been involved with you guys long enough to know you don’t give guidance, so maybe you could perhaps, Bob, put a little extra color around the comment and are you trying to, in fact, signal a meaningful change that you’re seeing?

Robert Warren:	I think that even though we’ve seen some of the future bookings, the Orient bookings, moderate more than the other three markets—main geographic markets—it really gets to if the entire monetary union went down what’s—how would that look. I mean it’s sort of a catastrophic event. Your receivables are in certain currencies that obviously would be bumped at that time. We don’t know how that conversion would go. It’s—as you try to go through all of these scenarios that every business in Europe would be going through, it’s hard to imagine they’re going to be able to concentrate very much on what’s going on today as opposed to what’s ahead to try to take care of what happened yesterday

Arnie Ursaner:	Okay. One more question, if I can. Within the quarter can you give us a feel for sort of the trend by month within the quarter? And also, while it’s preliminary, what you’re seeing so far in November?

Robert Warren:	It was volatile in the first quarter, so it’s—it wasn’t smooth in the third quarter and we see, you know, pretty consistent in the first month of the numbers we’ve seen with the average of the previous quarter—third quarter. There’s nothing that, you know, has given us any real sign that anything’s very different. On the whole, these levels of business, as you can see, Arnie, are generating near record profits for us. So, you know, if it can stay at these levels, we’re pretty confident about the fourth quarter and next year.

Arnie Ursaner:	When you had given your view for the year—I know again it’s not guidance—but your view for the year mid-year, you indicated Q3 and 4, other than the seasonal patterns, would likely be similar to what you saw in Q2, yet Q3, frankly, was materially better than Q2.

Robert Warren:	Agreed. You know, and so we gave you some level of talk about moderation in the—after the second quarter about what we saw in Q3, particularly, and it was stronger than we had heard from the OEMs. And our own orders were actually exceeding the level of lift truck orders. We’re still seeing good—our own order rate looking very good. I don’t think it’s going to materially change what we’ll be shipping in the fourth quarter, but our own business is doing quite well. And so, you know, we have to take our cue from the regional lift truck associations and what they believe is coming. Our own managers which we go through some preliminary budgeting what we’re going through are confident about next year, and they don’t see the same kind of increase, obviously, we saw for fiscal ’11 over ’10, but we see nothing that should startle us about what’s happening.

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But we have no crystal ball. In August ’08 you couldn’t have found somebody more surprised what happened to the capital goods market than our customers and ourselves. But right now, Arnie, we’re not overly concerned about what we see going forward.

Arnie Ursaner:	So weighing all the evidence, other than the normal seasonality, would you expect Q4, on a conservative basis, to be similar to the trends you saw in Q2? You know, maybe Q3 was an aberration, but if Q4 is similar to Q2 you’re having a pretty good year, all-in, and there would be room for guys like myself to have upside.

Robert Warren:	I think that’s correct. I mean this is going to be one of our record years, and we’re not talking about major moves that we see in the market from—I think even competitively I don’t see any tremendous headwinds coming at us.

Arnie Ursaner:	I have a mechanical question for Joe. Your accrued incentive pay year-over-year has barely moved. It’s up a little, but not very much. Yet you’re having a fantastic year. I’m sure you—all of you on the executive team, shouldn’t we be seeing a larger accrual for bonuses for executives as the year goes on?

Joe Pointer:	No, I think it probably is pretty consistent as far as—I think with the improved financial results we also had our targets raised.

Arnie Ursaner:	Ah.

Robert Warren:	Yes.

Joe Pointer:	So all in all, all the...

Robert Warren:	We have a lot of discussions, but they’re usually fairly bullish about what’s going to happen in the next year.

Joe Pointer:	Yes.

Arnie Ursaner:	We’ll see you guys in January at the conference. Thanks again.

Robert Warren:	Okay, we’re looking forward to it.

Operator:	And our next question is a follow-up from the line of Sean Williams. Please go ahead.

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Sean Williams:	Hi, just a quick follow-up. I’m wondering if over time you’re thoughts about the construction attachment business, if those have changed at all and then maybe how that plays into your acquisition strategy. I mean, does that business line—is that more attractive to you now, less attractive to you now? Just help me work my way your—maybe the Board’s thoughts there.

Robert Warren:	Sean, you know obviously, timing is everything. We had to certainly pause about our investment on the two companies out here on the West Coast in the construction market. We’ve certainly learned a lot, but even in the earlier part of this year we still hadn’t seen a recovery in our market share on the West Coast, where there was a much stronger recovery in the East and the Midwest. We’re finally seeing business improve out here, so we’ve been able to get it up to a cash—cash flowing at least now. Let’s say that we have a tremendous amount of optimism. We looked at some reasonable-sized acquisitions, fairly large-sized acquisitions, and the multiples we saw we were not attracted to.

We have looked at product expansion opportunities, which we have stepped up to some of them in the construction business we have right now and continue to look to try to expand what we do have into some of our other regional markets, such as China. Whether that’s going to be a prime focus for any future expansion really is certainly a consideration, but isn’t at all assured.

Sean Williams:	All right, thank you for the update.

Robert Warren:	Thanks.

Operator:	And Mr. Warren, I’m showing that there are no further questions at this time.

Robert Warren:	Again thanks so much for your time and participating today. We appreciate your interest in Cascade. Please don’t hesitate to call us if we can be of any assistance.

Operator:	And ladies and gentlemen, this concludes the Cascade Corporation third quarter earnings conference call. If you would like to listen to a replay of today’s conference, you may dial 800-407-7325 and enter the access number 4489901 in North America. International callers please dial 303-590-3030. Thank you for participating. You may now disconnect.

END

Cascade Corporation	Page 14	12/1/2011